Filed Pursuant to Rule 424(b)(5)

Registration No. 333-245589

PROSPECTUS SUPPLEMENT AMENDMENT

(To Prospectus Supplement dated September 8, 2020 and Prospectus dated August 13, 2020)

Unilever Capital Corporation

$500,000,000 0.375% Senior Notes due 2023

$500,000,000 1.375% Senior Notes due 2030

Payment of Principal, Premium, if any, and Interest Guaranteed Jointly, Severally, Fully and Unconditionally by

Unilever N.V., Unilever PLC

and Unilever United States, Inc.

This Prospectus Supplement Amendment (this “Amendment”) amends and supplements the information contained in our Prospectus Supplement dated September 8, 2020 (the “Original Prospectus Supplement”) and our Prospectus dated August 13, 2020 (the “Prospectus”). The Original Prospectus Supplement and the Prospectus form a part of our Registration Statement on Form F-3, Registration No. 333-245589, which we filed with the Securities and Exchange Commission (the “SEC”) on August 13, 2020.

This Amendment should be read in conjunction with the Original Prospectus Supplement and the Prospectus and is qualified by reference to the Original Prospectus Supplement and the Prospectus. This Amendment is not complete without, and may only be delivered or used in conjunction with, the Original Prospectus Supplement and the Prospectus and any future amendments or supplements thereto. Except as specifically amended by this Amendment, all portions of the Original Prospectus Supplement and the Prospectus remain in full force and effect.

The purpose of this Amendment is to disclose that, in connection with our offering of $500,000,000 aggregate principal amount of 0.375% Senior Notes due 2023 and $500,000,000 aggregate principal amount of 1.375% Senior Notes due 2030 (collectively, the “Notes”), we (i) delete the following sentence from page S-15 of the Original Prospectus Supplement: “Accordingly, the following table sets forth our consolidated cash and capitalization for Unilever as of June 30, 2020 on a historical basis and as adjusted to give effect to this offering and the use of net proceeds therefrom as described under ‘Use of Proceeds.’” and (ii) replace it with the following sentence: “Accordingly, the following table sets forth our consolidated cash and capitalization for Unilever as of June 30, 2020 on a historical basis and as adjusted to give effect to the net proceeds of this offering but not the subsequent use of those proceeds as contemplated in ‘Use of Proceeds.’” Accordingly, the Original Prospectus Supplement and the Prospectus are amended to the extent described in the preceding sentence.

See “Risk Factors” beginning on page S-4 of the Original Prospectus Supplement supplement for a discussion of certain risks that you should consider in connection with an investment in the Notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Amendment, the Original Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement Amendment is September 8, 2020.